Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated March 17, 2009, with respect to the consolidated financial statements, schedules, and internal control over financial reporting incorporated by reference in the Annual Report of BMP Sunstone Corporation and subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of BMP Sunstone Corporation and subsidiaries on Forms S-3 (File No. 333-156958, effective February 9, 2009), 333-149250, effective (May 9, 2008), 333-143789, effective August 3, 2007, and 333-140078, effective February 7, 2007) and on Form S-8 (File No. 333-143740, effective June 14, 2007).
/s/ Grant Thornton
Hong Kong
March 17, 2009